INDEPENDENT ENGINEER'S CONSENT

        We consent to the inclusion of our report dated July 18, 1995 of our analysis of the Salton Sea Project and Partnership Project facilities in the Report on Form 8-K/A, dated July 20, 1995, filed by California Energy Company, Inc. and to the reference to our name therein.

/s/ Lenox P. Carrity

By:     Lenox P. Carrity
Title:  Vice President

STONE & WEBSTER ENGINEERING CORPORATION

Denver, Colorado
July 20, 1995